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Exhibit 10.13

EXECUTION COPY

THIRD WAIVER AND AMENDMENT

        THIS THIRD WAIVER AND AMENDMENT (this "Agreement") dated as of November 14, 2002 is entered into among GenHoldings I, LLC (the "Borrower"), each of the undersigned Banks and Lender Group Agents (collectively with each CP Conduit and Related Bank, the "GenHoldings Lenders"), Citibank, N.A. as Security Agent and Societe Generale, as Administrative Agent (the "Administrative Agent").

RECITALS

        WHEREAS, the Borrower, the GenHoldings Lenders and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of March 15, 2002 (as amended, supplemented or otherwise modified prior to the date hereof, the "Credit Agreement");

        WHEREAS, NEG executed that certain Amended and Restated Guarantee dated as of March 15, 2002;

        WHEREAS, in its Form 8-K Current Report dated October 10, 2002, NEG announced its intention not to make any further equity contributions to the Borrower or its Subsidiaries;

        WHEREAS, the Borrower has notified the Administrative Agent that the Existing Defaults (as defined below) have occurred and are continuing;

        WHEREAS, the Borrower, the GenHoldings Lenders and the Administrative Agent are parties to that certain Second Waiver and Forbearance Agreement dated as of October 21, 2002 (the "Second Waiver"), under which the GenHoldings Lenders agreed to a limited waiver and forbearance with respect to those Existing Defaults that were in existence at the time of the Second Waiver;

        WHEREAS, the Second Waiver has expired by its terms and the Borrower cannot currently satisfy the conditions precedent to a Credit Event, including the conditions precedent to (a) the Borrowing of Construction Loans set forth in Section 3.3 of the Credit Agreement, (b) the Borrowing of Working Capital Loans set forth in Section 3.4 of the Credit Agreement or (c) the issuance of Project Letters of Credit set forth in Section 3.5 of the Credit Agreement;

        WHEREAS, none of the GenHoldings Lenders is currently obligated to effect or permit a Credit Event;

        WHEREAS, the Borrower has requested that the GenHoldings Lenders waive until the Waiver Expiration Date (x) the Existing Defaults and (y) the conditions precedent applicable to the Borrowing of Construction Loans, the Borrowing of Working Capital Loans and the Issuance of Project Letters of Credit, and only the Tranche A Lenders are willing to make new extensions of credit on the terms and conditions set forth herein;

        WHEREAS, the GenHoldings Lenders that are not Tranche A Lenders are not willing to waive conditions precedent applicable to Borrowings and the issuance of Letters of Credit and are not willing to make additional credit extensions to the Borrower but are willing to consent to additional credit extensions by the Tranche A Lenders and to the issuance of additional Letters of Credit and are willing to consent to a subordination of all Tranche B Obligations to credit extensions by the Tranche A Lenders after the date hereof and to Reimbursement Obligations in respect of Primary Letters of Credit on the terms and conditions set forth in Section 11.20 of the Credit Agreement (as amended hereby);

        WHEREAS, after the effectiveness of this Agreement, the Tranche B Lenders that are not Tranche A Lenders shall have no obligation to make any loans or participate in any Letters of Credit,

other than their obligation to participate in Secondary Letters of Credit and Project LC Loans on account thereof and Tranche A Lenders shall have no obligation to make Loans or participate in any Letters of Credit other than Tranche A Construction Loans up to the Maximum Tranche A Construction Loan Amount and Primary Letters of Credit up to the Maximum Primary LC Amount on the terms and conditions set forth herein;

        WHEREAS, all of the GenHoldings Lenders are willing to amend the Credit Agreement, the Project Company Guarantees and the Depositary Agreement and waive until the Waiver Expiration Date (solely for the purposes set forth in Section 2 below) the Existing Defaults, on the terms and conditions expressly set forth in this Agreement.

        NOW THEREFORE, in consideration of the Recitals and of the mutual promises and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower, the Administrative Agent and the GenHoldings Lenders hereby agree as follows:

        SECTION 1.    Definitions.    Capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Credit Agreement (as amended hereby). As used in this Agreement, the following terms shall have the following meanings:

          "Existing Defaults" means (a) the Borrower Inchoate Default in connection with the failure of the Borrower to make or cause to be made Cash Equity Contributions for the months of October 2002 and November 2002 in accordance with Section 3.15.1(a) of the Credit Agreement before the Waiver Expiration Date, (b) the Borrower Inchoate Default in connection with the failure of the Borrower to comply with Section 3.12.9 of the Credit Agreement, (c) the Borrower Events of Default under Section 7.1.12(a) of the Credit Agreement in connection with the failure of PGET to provide credit support (within the applicable grace period set forth in Section 6.1.7 of each of the Project Company Guarantees) required under Section 3.4 of each of the PGET Purchase/Sale Agreements, (d) the Borrower Event of Default under Section 7.1.12(b) of the Credit Agreement in connection with the failure of the Millennium Project to achieve Completion on or before August 20, 2002, and (e) any Borrower Inchoate Default, Borrower Event of Default, Project Inchoate Default or Project Event of Default which arose (prior to the date hereof) in connection with any public announcement or SEC filings made by NEG (prior to the date hereof).

          "Maximum Tranche A Construction Loan Amount" is defined in Section 2 hereof.

          "Maximum Primary LC Amount" is defined in Section 2 hereof.

          "Waiver Default" means (a) the Borrower or any other Credit Party shall fail to satisfy or perform any of the covenants or agreements contained herein or (b) any representation or warranty of the Borrower or any other Credit Party herein shall be false, misleading or incorrect in any material respect. A Waiver Default shall not be a Borrower Inchoate Default or a Borrower Event of Default under the Credit Agreement unless and until the Administrative Agent (acting at direction of the Majority Banks) has given notice to the Borrower of the same.

          "Waiver Expiration Date" means the earliest to occur of (i) December 24, 2002, (ii) the date on which the Administrative Agent gives notice to the Borrower that a Waiver Default has occurred and (iii) the date on which the Administrative Agent gives notice to the Borrower of the occurrence and continuance of a Borrower Inchoate Default, a Borrower Event of Default, a Project Inchoate Default or a Project Event of Default (other than an Existing Default).

        SECTION 2.    Limited Waiver.    (a) Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof and subject to the other terms and conditions hereof, each of the GenHoldings Lenders hereby agrees to waive the Existing Defaults until the Waiver Expiration Date solely for the following purposes: (i) to allow the Borrower to borrow and the GenHoldings Lenders to advance

Tranche A Construction Loans in accordance with the Borrower Budget and the Project Budgets for the purposes set forth on Annex I in an aggregate amount not to exceed (x) $75,000,000 (the "Maximum Tranche A Construction Loan Amount") less (y) the Available Funds (as defined below), (ii) to allow the Borrower to request the issuance of, and the LC Bank to issue, Primary Letters of Credit for the purposes and in the amounts set forth on Annex II in an aggregate face amount not to exceed $30,000,000 (the "Maximum Primary LC Amount"), (iii) to permit disbursements from the Accounts in accordance with the terms of the Depositary Agreement and (iv) to permit Change Orders submitted before the date hereof (otherwise in accordance with the terms of the Project Company Guarantees), provided, however, that prior to borrowing any Tranche A Construction Loans, the Borrower shall use in accordance with the Borrower Budget and the Project Budgets all available funds on deposit in the Pre-Completion Revenue Account (other than amounts used to fund the Millennium Project in accordance with its Annual Operating Budget) and any other bank accounts maintained by the Borrower or any of its Subsidiaries (other than the Accounts held in accordance with the Depositary Agreement) (the "Available Funds").

        (b)  The waiver set forth herein shall not be deemed (i) a waiver of any Borrower Inchoate Default, Borrower Event of Default, Project Inchoate Default or Project Event of Default which now exists or may hereafter arise (other than the Existing Defaults), (ii) a waiver with respect to any term, condition, or obligation of NEG, the Borrower or any other Credit Party in the Credit Agreement or in any other Credit Document, other than as expressly set forth herein, (iii) a waiver with respect to any event or condition (whether now existing or hereafter occurring), other than as expressly set forth herein, (iv) to prejudice any right or remedy which the Administrative Agent or any GenHoldings Lender may now or in the future have under or in connection with the Credit Agreement or any other Credit Document or (v) a waiver with respect to any Existing Default on and after the Waiver Expiration Date. The Borrower hereby acknowledges that on and after the Waiver Expiration Date, the GenHoldings Lenders will have no obligation to make Construction Loans and the LC Bank will have no obligation to issue Letters of Credit.

        SECTION 3.    Amendments to Credit Agreement.    Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof and subject to the other terms and conditions hereof, each of the GenHoldings Lenders hereby agrees to amend the Credit Agreement as follows:

          (a)  Section 2.1.1(a) is amended and restated in its entirety as follows:

          "(a)    Availability.    Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, (i) each Tranche A Bank severally agrees to advance to Borrower from time to time during the Construction Loan Availability Period such loans as Borrower may request pursuant to this Section 2.1.1 in an aggregate principal amount which does not exceed such Bank's Proportionate Share of the then current Available Construction Loan Commitment (individually, a "Bank Tranche A Construction Loan" and, collectively, the "Bank Tranche A Construction Loans") and (ii) each Tranche A Lender Group severally agrees, in accordance with the terms of this Agreement, to advance to Borrower from time to time during the Construction Loan Availability Period such loans as Borrower may request pursuant to this Section 2.1.1 in an aggregate principal amount which does not exceed such Lender Group's Proportionate Share of the then current Available Construction Loan Commitment (individually, a "Lender Group Tranche A Construction Loan" and, collectively, the "Lender Group Tranche A Construction Loans", and, together with Bank Tranche A Construction Loans and all Tranche B Construction Loans, collectively, "Construction Loans", and individually, a "Construction Loan"). A Lender Group Tranche A Construction Loan may consist of a CP Conduit Construction Loan (as defined below) or a Related Bank Construction Loan (as defined below) in accordance with the following two sentences. Each Lender Group Tranche A Construction Loan to be made by a Tranche A Lender Group shall first be offered to the applicable CP Conduit to fund (each such Lender Group Tranche A Construction Loan funded by the applicable CP Conduit, together with any Related Bank Construction Loan assigned by the applicable Related Bank to such CP Conduit pursuant to Section 9.14.2, being, individually, a "CP Conduit Construction Loan" and, collectively, such CP Conduit's "CP Conduit Construction Loans"), provided that no CP Conduit shall have any obligation whatsoever to make any loans under this Agreement. In the event such CP Conduit cannot or chooses not to fund such Lender Group Tranche A Construction Loan, the Related Bank that is a member of the applicable Tranche A Lender Group shall fund such Lender Group Tranche A Construction Loan under its Parallel Funding Commitment (each such Lender Group Tranche A Construction Loan funded by a Related Bank, together with any CP Conduit Construction Loan assigned by the applicable CP Conduit to such Related Bank pursuant to Section 9.14.2, being, individually, a "Related Bank Construction Loan" and, collectively, "Related Bank Construction Loans") provided that in no event shall the aggregate outstanding principal amount of Related Bank Construction Loans funded by a Related Bank under its Parallel Funding Commitment exceed the then current Available Parallel Funding Commitment of such Related Bank."

          (b)  Section 2.1.1(b) is amended by (x) inserting "and" at the end of clause (v), (y) replacing ";" at the end of clause (vi) with "." and (z) deleting clauses (vii) and (viii).

          (c)  Section 2.1.1(d) is amended and restated as follows:

          "(d) Construction Loan Principal Payments. Borrower shall repay to Administrative Agent, for the account of each Bank and each Lender Group, the aggregate unpaid principal amount of all Construction Loans made by each such Bank or each such Lender Group, as the case may be, on the Final Maturity Date. Once repaid, Construction Loans may not be reborrowed."

          (d)  Section 2.1.2(a) is amended by inserting "Tranche A" before the first reference to "Bank".

          (e)  Section 2.1.2(d) is amended by replacing "Quarterly Date" each time it appears with "Monthly Date".

          (f)    The heading of Section 2.1.3 is amended by deleting "and DSR LC Loans".

          (g)  Section 2.1.3(a) is amended and restated as follows:

          "(a) Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Loan on each Monthly Date and upon prepayment (to the extent thereof and including all Optional Prepayments and Mandatory Prepayments), upon conversion from one Type of Loan to another Type, and at maturity, provided, that any interest owing by the Borrower to Tranche B Lenders on account of Tranche B Obligations shall not be paid to such Tranche B Lenders until all Tranche A Obligations are repaid in cash in full and shall instead (until such time as all Tranche A Obligations are repaid in full in cash) be accrued and then capitalized on each Monthly Date (provided that in December 2002, such capitalization shall occur on December 24, 2002)."

          (h)  Section 2.1.3(b) is amended by (i) deleting the first sentence in clause (i), (ii) replacing the text in each of (C), (H) and (I) of clause (i) with "intentionally omitted", (iii) replacing "ten" (in (F) of clause (i)) with "three" and (z) deleting clause (ii).

          (i)    Section 2.1.5 is amended by (x) replacing clause (a) with "(a) the obligation of Borrower to repay the Construction Loans made by such Bank or such Lender Group and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B-1 hereto (a "Construction Loan Note") payable to the order of such requesting Bank or such requesting Lender Group Agent and in the principal amount of (i) such Bank's and/or such Lender Group's Tranche A Construction Loan Commitment or (ii) the Tranche B Construction Loans made by such Bank or Lender Group, as the case may be (provided that a Construction

  Loan Note issued with respect to such Tranche B Loans shall include subordination terms consistent with Section 11.20) and" and (y) deleting clause (c).

          (j)    Section 2.1.6(d) is amended by replacing clauses (i) and (ii) with "deposit such Construction Loans into the Construction Account."

          (k)  Section 2.1.7(b) is amended and restated in its entirety as follows:

    "(b) CP Conduit LIBOR Construction Loans. Subject to Section 2.7, each Construction Loan made by any Lender Group that is funded by the CP Conduit that is a member of such Lender Group as a CP Conduit Funded LIBOR Construction Loan shall automatically be continued as a CP Conduit Funded LIBOR Construction Loan at the end of each Interest Period for an additional Interest Period of one month; provided that each such Interest Period shall commence and end on the fifth Banking Day of the applicable calendar month and no such Interest Period shall extend beyond the Final Maturity Date."

          (l)    Section 2.1.8(a) is amended by (w) inserting ", subject to Section 11.20" at the end of the fifth sentence, (x) deleting the proviso in the sixth sentence, (y) replacing "Amortization Commencement Date" with "Final Maturity Date" (in the seventh sentence) and (z) deleting the last sentence.

          (m)  Section 2.1.8(c) is amended and restated as follows:

          "(c) Mandatory Prepayments. Subject to Section 11.20, Borrower shall prepay (or cause to be prepaid) Loans:

              (i)  in connection with a Change of Law to the extent required by Section 2.7.2;

            (ii)  in connection with the receipt of Loss Proceeds to the extent required by Section 4.8.2 of the Depositary Agreement;

            (iii)  to the extent that the sum of (x) the aggregate principal amount of Loans outstanding plus (y) the aggregate face amount of all Letters of Credit Outstanding, exceeds the amounts set forth in the Budgets; and

            (iv)  to the extent expressly required by any other provision of this Agreement or any other Credit Document."

          (n)  Section 2.1.8 is further amended by amending and restating the last paragraph as follows: "Except as otherwise expressly set forth herein, prepayments of less than all of the outstanding Loans made pursuant to clauses (ii) through (iv) above shall be applied (subject to Section 11.20) first, to the prepayment of outstanding Tranche A Construction Loans and Working Capital Loans, pro rata until all Tranche A Construction Loans and Working Capital Loans have been repaid in full; second, to the prepayment of Project LC Loans on account of Primary Letters of Credit until all such Project LC Loans have been repaid in full; third, to the cash collateralization of all Primary Letters of Credit outstanding in an amount up to 105% of the aggregate face amount thereof; fourth, to the prepayment of outstanding Tranche B Construction Loans, in accordance with the principal amounts of such Tranche B Construction Loans then outstanding, until all such Tranche B Construction Loans have been repaid in full; fifth, to the prepayment of Project LC Loans on account of Secondary Letters of Credit until all such Project LC Loans have been repaid in full; and sixth, to the cash collateralization of all Secondary Letters of Credit outstanding in an amount up to 105% of the aggregate face amount thereof."

          (o)  Section 2.2.2 is amended and restated in its entirety as follows:

    "2.2.2 Availability. The LC Bank shall, subject to the terms and conditions of this Agreement, make Letter(s) of Credit available to Borrower and/or the Approved Project Companies, for

    the account of Borrower, solely to enable the Approved Project Companies to provide security for their obligations to the counterparties under the LC Eligible Project Documents in accordance with the terms of the LC Eligible Project Documents (each, a "Project Letter of Credit" or a "Letter of Credit" and, collectively, the "Project Letters of Credit" or the "Letters of Credit"). Project Letters of Credit shall be substantially in the form of Exhibit B-4 (or as otherwise mutually agreed by Administrative Agent, the LC Bank and Borrower). No Project Letter of Credit shall be issued, renewed, replaced or extended by the LC Bank until such time (or a reasonable period before such time) as required under the applicable LC Eligible Project Document pursuant to which such Letter of Credit is being issued, as certified to the LC Bank in a duly completed Notice of LC Activity. The Expiration Date of each Letter of Credit shall be on or prior to the last day of the Working Capital/LC Availability Period."

          (p)  Section 2.2.3(c) is amended and restated in its entirety as follows:

    "(c) The Stated Amount (as increased, if applicable) of the Letter of Credit, provided that the Stated Amount of any requested Letter of Credit shall not exceed the then current Available Working Capital/Project LC Commitment."

          (q)  Section 2.2.4(a) is amended and restated in its entirety as follows:

    "2.2.4 Letter of Credit Loans and Reimbursement Obligations. (a) Project LC Loans. To the extent provided in Section 2.2.8, each Bank severally agrees to advance to the LC Bank, for the account of Borrower, such Bank's Proportionate Share of the full amount of any Drawing Payment under any Secondary Letter of Credit and each Tranche A Bank severally agrees to advance to the LC Bank for the account of Borrower, such Tranche A Bank's Proportionate Share of the full amount of any Drawing Payment under any Primary Letter of Credit. Upon the making of any Drawing Payment, Borrower shall be obligated to reimburse the LC Bank for such Drawing Payment and, for convenience, such Reimbursement Obligation shall be deemed to constitute a Borrowing of Loans (each, a "Project LC Loan" and, collectively, the "Project LC Loans") in the amount of such Drawing Payment, consisting of a Project LC Loan made by each applicable Bank in the amount of such Bank's Proportionate Share of such Drawing Payment. Subject to Section 11.20, all Project LC Loans shall be repaid on each Monthly Date to the extent of Account Funds available for such purpose in the Debt Payment Account on such Monthly Date, after giving effect to transfers from the Applicable Revenue Account to the Debt Payment Account on such Monthly Date; provided, however, that each Project LC Loan shall be repaid in full on the Final Maturity Date. In the event that any Project LC Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a Bankruptcy Event with respect to Borrower), then each applicable Bank hereby agrees that it shall forthwith purchase from the LC Bank a participation interest in the unreimbursed Drawing Payment made by the LC Bank under the Project Letter of Credit, in an amount equal to such Bank's Proportionate Share of such reimbursed Drawing Payment, as provided in Section 2.2.8."

          (r)  Section 2.2.4(b) is amended by replacing the text with "Intentionally omitted."

          (s)  Section 2.2.4(c) is amended by deleting "and DSR LC Loan".

          (t)    Section 2.2.6 is amended by replacing the text with "Intentionally omitted."

          (u)  Section 2.2.7(a)(i) is amended by (x) replacing "Majority Banks" with "Majority LC Banks" and (y) replacing "the Banks" with "the applicable Banks".

          (v)  Section 2.2.8 is amended and restated in its entirety as follows:

    "2.2.8 Bank Participation. Each Tranche A Bank severally agrees to participate with the LC Bank in the extension of credit arising from the issuance of the Primary Letters of Credit in an amount equal to such Bank's Proportionate Share of the Stated Amount of each Primary Letter of Credit, and the issuance of a Primary Letter of Credit shall be deemed a confirmation to the LC Bank of such participation in such amount. Each Tranche B Bank severally agrees to participate with the LC Bank in the extension of credit arising from the issuance of the Secondary Letters of Credit in an amount equal to such Bank's Proportionate Share of the Stated Amount of each Secondary Letter of Credit and the issuance of a Secondary Letter of Credit shall be deemed a confirmation to the LC Bank of such participation in such amount. The LC Bank may request the applicable Banks to pay to the LC Bank their respective Proportionate Shares of all or any portion of any Drawing Payment made or to be made by the LC Bank under any Letter of Credit by contacting each applicable Bank and Administrative Agent telephonically (promptly confirmed in writing) at any time after the LC Bank has received notice of or request for such Drawing Payment, and specifying the amount of such Drawing Payment, such Bank's Proportionate Share thereof, and the date on which such Drawing Payment is to be made or was made; provided, however, that the LC Bank shall not request the Banks to make any payment under this Section 2.2.8 in connection with any portion of a Drawing Payment for which the LC Bank has been reimbursed by Borrower (unless such reimbursement has been thereafter rescinded or recovered by Borrower). Upon receipt of any such request for payment from the LC Bank, each Bank shall pay to the LC Bank such Bank's Proportionate Share of the unreimbursed portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of such Drawing Payment to the date on which such Bank makes payment. Each Bank's obligation to make each such payment to the LC Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuation of any Borrower Inchoate Default or Borrower Event of Default, or the failure of any other Bank to make any payment under this Section 2.2.8, and each Bank further agrees that each such payment shall be made without any offset, abatement withholding or reduction whatsoever."

          (w)  Section 2.2.7(b) is amended by replacing "Majority Banks" with "Majority Tranche A Banks".

          (x)  Section 2.2.12(a) is amended by replacing "the sum of its Working Capital/Project LC Commitment and its DSR LC Commitment" with "its Working Capital/Project LC Commitment".

          (y)  Section 2.2.14 is inserted as follows:

    "2.2.14. Resignation by LC Bank. The LC Bank may resign from that capacity at any time by giving seven (7) Banking Days written notice to such effect to the Borrower and the Administrative Agent. Upon such resignation, the Administrative Agent (with the consent of the Borrower, not to be unreasonably withheld) shall appoint a successor LC Bank to issue subsequent Letters of Credit, provided, that if the Administrative Agent shall have made and continues to make reasonable efforts to replace such LC Bank, such LC Bank shall continue in such capacity until a suitable replacement agrees to become the LC Bank."

          (z)  The text in Section 2.3.1 is replaced with "Intentionally omitted."

          (aa) Section 2.3.2 is amended and restated in its entirety as follows:

    "2.3.2 Total Construction Loan Commitment. Subject to Section 2.3.5(a), the aggregate principal amount of all Tranche A Construction Loans outstanding at any time shall not exceed the then current Committed Tranche A Construction Loan Dollar Amount or, if the then current Committed Tranche A Construction Loan Dollar amount is (1) reduced by Borrower pursuant to Section 2.3.6(a) or (2) automatically reduced pursuant to Section 2.3.6(b), such adjusted Committed Tranche A Construction Loan Dollar Amount (such then current Committed

    Tranche A Construction Loan Dollar Amount, as so adjusted from time to time, the "Total Construction Loan Commitment"). The amount of each Bank's and each Lender Group's Construction Loan Commitment is set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action (x) upon the assignment of any Bank's and each Lender Group's Construction Loan Commitment in accordance with the terms hereof to give effect to any such assignment, (y) upon the addition of a Tranche A Bank or Tranche A Lender Group hereunder pursuant to a Joinder Agreement entered into in accordance with Section 9.17 or (z) upon any adjustment of the Total Construction Loan Commitment in accordance with this Section 2.3.2 to give effect to any such adjustment). The amount of each Related Bank's Parallel Funding Commitment is set forth in Exhibit I hereto (which Exhibit shall be automatically amended without further action (x) upon the assignment of any Related Bank's Parallel Funding Commitment in accordance with the terms hereof to give effect to any such assignment, (y) upon the addition of a Related Bank hereunder pursuant to a Joinder Agreement entered into in accordance with Section 9.17 or (z) upon any adjustment of the Construction Loan Commitment of such Related Bank's Tranche A Lender Group in accordance with this Section 2.3.2 to give effect to any such adjustment).

          (bb) Section 2.3.3 is amended by (x) inserting "(other than the Stated Amount of all Secondary Letters of Credit, and related Project LC Loans and Reimbursement Obligations, all on account of Tranche B Banks that are not Tranche A Banks)" after "Total Working Capital/Project LC Outstandings", (y) replacing "," at the end of clause (1) with "or" and (z) deleting "or (3) automatically increased pursuant to the proviso to Section 2.3.6(b)(ii)".

          (cc) Section 2.3.4 is amended by replacing the text with "Intentionally omitted."

          (dd) Section 2.3.5(c) is amended by replacing the text with "Intentionally omitted."

          (ee) Section 2.3.6(a) is amended by (x) deleting "or the Total DSR LC Commitment", (y) replacing "Construction Loans" in clause (i) with "Tranche A Construction Loans" and (z) replacing the text in clause (iii) with "Intentionally omitted."

          (ff)  Section 2.3.6(b)(ii) is amended by replacing the text with "Intentionally omitted."

          (gg) Section 2.4.3(a) is amended by (x) replacing "Quarterly Date" with "Monthly Date" each time it appears and (y) replacing "quarter" with "month" each time it appears.

          (hh) Section 2.4.3(b) is amended by (x) replacing "Quarterly Date" with "Monthly Date" each time it appears, (y) replacing "quarter" with "month" each time it appears and (z) replacing "Banks" with "Tranche A Banks".

          (ii)  Section 2.4.3(c) is amended by replacing the text with "Intentionally omitted."

          (jj)  Section 2.4.4 is amended by (x) replacing "Quarterly Date" with "Monthly Date" each time it appears and (y) replacing "quarter" with "month" each time it appears.

          (kk) Section 2.4.5 is amended by (x) replacing "Quarterly Date" with "Monthly Date" each time it appears, (y) replacing "quarter" with "month" each time it appears and (z) inserting "Notwithstanding the terms of the LC Fee Letter, such fronting fees shall be increased to .25%." after the first sentence.

          (ll)  Section 2.5.5 is amended by (x) inserting "(subject to Section 11.20)" after "shall be applied" and (y) replacing clauses (a), (b) and (c) with the following:

            "(a) first, to any fees, costs, charges or expenses payable to Administrative Agent, the LC Bank, the Banks and the Lenders Groups hereunder or under the other Credit Documents (other than in connection with the Tranche B Obligations or the Interest Rate Agreements),

            (b) second, to any accrued but unpaid interest then due and owing in respect of the Obligations (other than Tranche B Construction Loans and Interest Rate Agreements),

            (c) third, to outstanding principal then due and owing or otherwise to be prepaid in respect of Tranche A Construction Loans and Working Capital Loans, pro rata,

            (d) fourth, to outstanding principal then due and owing or otherwise to be prepaid in respect of Project LC Loans on account of Primary Letters of Credit,

            (e) fifth, to cash collateralize Primary Letters of Credit outstanding in an amount up to 105% of the face amount thereof,

            (f) sixth, to any accrued but unpaid interest and fees, costs, charges and expenses then due and owing in respect of the Tranche B Construction Loans and interest due and owing in respect of Interest Rate Agreements, pro rata,

            (g) seventh, to outstanding principal then due and owing or otherwise to be prepaid in respect of Tranche B Construction Loans and Interest Rate Agreements, pro rata

            (h) eighth, to outstanding principal then due and owing or otherwise to be prepaid in respect of Project LC Loans on account of Secondary Letters of Credit,

            (i) ninth, to cash collateralize Secondary Letters of Credit outstanding in an amount up to 105% of the face amount thereof, and

            (j) tenth, to outstanding principal then due and owing or otherwise to be prepaid in respect of the other Obligations."

          (mm)  Section 2.6.1 is amended by replacing "Except" with "Subject to Section 11.20, except".

          (nn) Section 2.6.2 is amended by (x) replacing "If" with "Subject to Section 11.20, if" and (y) inserting "(other than with respect to the capitalizing of interest pursuant to Section 2.1.3(a))" after "Lender Groups entitled to such payments".

          (oo) Section 2.9.2 is amended by deleting "and the DSR LC Commitment".

          (pp) Section 3.2 is amended by replacing the text with "Intentionally omitted."

          (qq) Sections 3.3 and 3.3.1 through 3.3.12 are amended by (x) replacing "Banks", "Lender Groups" and "Majority Banks" each time they appear with "Tranche A Banks", "Tranche A Lender Groups" and "Majority Tranche A Banks", respectively and (y) inserting the following subsection 3.3.13:

    "3.3.13 Other Conditions to Each Advance. Other than with respect to extensions of credit authorized under the Third Waiver and Amendment dated as of November 14, 2002, each of the GenHoldings Lenders shall have been satisfied (in its sole discretion), (i) with the results of its due diligence with respect to the assets and liabilities of the Borrower and each of its Subsidiaries, (ii) with the estimated costs of completion for each Project, (iii) with the status of title to each of the Projects and ownership of the Project Companies, the Intermediate Holding Companies and the Borrower, (iv) with the valuation of each Project Company's assets, and (v) that there has been no Borrower Material Adverse Effect or Project Material Adverse Effect."

          (rr)  Section 3.3.9 is amended by deleting "and each of the conditions set forth in Section 4.8.2(a) of the Depositary Agreement shall have been satisfied." and replacing it with "in accordance with the terms of Section 4.8.2 of the Depositary Agreement."

          (ss)  Section 3.4 is amended by replacing "Banks" and "Majority Banks" with "Tranche A Banks" and "Majority Tranche A Banks" respectively.

          (tt)  Section 3.5 is amended by replacing "Majority Banks" with "Majority LC Banks".

          (uu) Sections 3.6, 3.7, 3.9, 3.10 and 3.11 are each amended by replacing the text with "Intentionally omitted."

          (vv)   Sections 3.12 and 3.12.1 through 3.12.9 are amended by replacing "Banks" and "Majority Banks" each time they appear with "Tranche A Banks" and "Majority Tranche A Banks".

          (ww)  Section 3.15.2 is replaced with "Intentionally omitted."

          (xx) Section 3.15.3(b) is amended by deleting "(including a Substitute Project that replaces an Approved Project)".

          (yy) Section 5.1.1(a) is amended by deleting the second proviso therein.

          (zz) Section 5.1.1(d) is amended by replacing the text with "Intentionally omitted."

          (aaa)  New Sections 5.15 through 5.18 are inserted as follows:

    "5.15 Other Reporting Requirements. Borrower shall and shall cause its Subsidiaries to, deliver (or cause to be delivered) to the Administrative Agent:

            (a)  on or before the fifteenth Banking Day of each calendar month (i) consolidating balance sheets for the Borrower and its Subsidiaries, (ii) a report of balances owed by each of the Project Companies and Intermediate Holding Companies to the Borrower as at the end of the immediately preceding calendar month, (iii) an operating report (in form and substance reasonably satisfactory to the Administrative Agent and the Independent Engineer) for the immediately preceding month for the Millennium Project and any other Project that has achieved Completion and (iv) an updated Borrower Budget, an updated Project Budget (for each Project Company) and an updated Annual Operating Budget (for each Project Company), all in form and substance acceptable to the Administrative Agent in its sole discretion;

            (b)  contemporaneously with the delivery thereof, copies of all reports, financial information, statements and other documents delivered to NEG's revolving credit lenders;

            (c)  periodic reports on the status of NEG's global reorganization efforts (including the status of discussions with NEG's other creditors);

            (d)  timely notice of the commencement of any material litigation or other proceeding against NEG or any of its Subsidiaries;

            (e)  on or prior to the second Banking Day of each week, a written report of current Change Orders; and

            (f)  any other reports reasonably requested by the Administrative Agent or FTI Consulting.

    5.16    Management of Projects.    Until requested otherwise by the Administrative Agent, the Borrower shall, and shall cause its Subsidiaries to, continue to manage in accordance with prudent utility practices, the construction of the Projects (in cooperation with NEG) and to operate the Millennium Project and any other Project after its completion (on mutually agreeable terms and conditions).

    5.17    Consultants.    The Borrower shall, and shall cause its Subsidiaries to, cooperate in all respects with the consultants and advisors engaged by the Administrative Agent (including, without limitation, FTI Consulting, The Blackstone Group L.P., PA Consulting Group, Pace Energy Consulting Group LLC and R.W. Beck).

    5.18    Bankruptcy.    In the event of a filing of a petition for bankruptcy by or against the Borrower or any of its Subsidiaries, the Borrower shall, and shall cause its Subsidiaries to, take all necessary action to ensure that all Tranche A Construction Loans, all Working Capital Loans, all Project LC Loans and all Primary Letters of Credit shall be (x) repaid (or cash collateralized) with the proceeds of a debtor-in-possession financing (a "DIP Facility") or (y) "rolled up" into the DIP facility and given the same priority and collateral as the DIP Facility."

          (bbb)  Section 6.4 is amended and restated in its entirety as follows:

    "6.4 Sale of Assets. Notwithstanding the terms of Section 5.4 of each of the Project Company Guarantees, Borrower shall not (and shall not permit its Subsidiaries to) sell, lease, assign, transfer or otherwise dispose of any of its properties or assets, whether now owned or hereafter acquired, without the consent of the Majority Banks, provided, however that neither the Borrower nor any of its Subsidiaries shall dispose of any Project or any interest therein without the prior written consent of each of the GenHoldings Lenders, and the Project Companies may sell assets in the ordinary course of business."

          (ccc)  Section 6.6 is amended and restated in its entirety as follows:

    "6.6 Distributions. Borrower shall not (and shall not permit its Subsidiaries (notwithstanding the terms of Section 5.7 of each of the Project Company Guarantees) to) directly or indirectly make or declare any distribution (in cash, property or obligation) on, or make any other payment on account of, any interest in Borrower or any other Credit Party (including transfers of any tax benefits), or make any payment on account of subordinated obligations (including, without limitation, Subordinated Affiliate Fees, other than any fees payable under service contracts or other management agreements on terms and conditions acceptable to the Administrative Agent in its sole discretion) (each a "Restricted Payment").

          (ddd)  Section 6.8 is amended and restated as follows:

    "6.8 Transactions with Affiliates. Borrower shall not (and shall not permit its Subsidiaries (notwithstanding the terms of Section 5.8 of each of the Project Company Guarantees) to) enter into any transaction or agreement (or any transaction under or pursuant to any transaction or agreement) with any of its Affiliates, other than a transaction that is (i) at arm's length, (ii) fully documented, (iii) for fair consideration and (iv) in accordance with the provisions of the Credit Documents, provided, however, the Borrower may enter into transactions in furtherance of NEG's restructuring plan that the Administrative Agent and each of the GenHoldings Lenders (in their sole discretion) determine would not have an adverse effect on the GenHoldings Lenders."

          (eee)  New Section 7.1.15 is inserted as follows:

    "7.1.15 Project Disposition. The Projects shall not have been transferred at the direction of the GenHoldings Lenders (on terms and conditions satisfactory to the Administrative Agent and each of the GenHoldings Lenders in their sole discretion) on or prior to (x) December 31, 2002 or (y) so long as such transfers are proceeding in a manner satisfactory to the Administrative Agent, March 31, 2003 with the prior written consent of the Administrative Agent."

          (fff) Section 9.5 is amended by (x) inserting "and" after "Total Construction Loan Commitment," and (y) deleting "and Total DSR LC Commitment".

          (ggg)  Section 9.9(a) is amended by (x) replacing "Section 7.1.10(a) (Loss of Control of Borrower) without the prior written consent of the Supermajority Banks" in the first proviso with "(i) Section 7.1.10(a), without the prior written consent of the Supermajority Banks, (ii) Section 3.3 without the prior written consent of each of the Tranche A Banks, (iii) the right of any Equity Party or Credit Party to assign, transfer or otherwise dispose of any of its rights or obligations under, or permit the termination or release of, any of the Credit Documents, except as expressly permitted by the terms of this Agreement and the other Credit Documents without the prior written consent of each of the GenHoldings Lenders and (iv) the right to transfer any equity or voting interest in any Credit Party, except as expressly permitted by the terms of this Agreement and the other Credit Documents without the prior written consent of each of the GenHoldings Lenders", (y) replacing the text in clauses (vi) and (vii) with "Intentionally omitted" and (z) inserting at the end of clause (ix), ", except with respect to dispositions of assets permitted under Section 6.4."

          (hhh)  Section 9.11 is amended by inserting "Section 11.20 and" before "any Assignment Agreement."

          (iii)  Section 9.12(b) is amended by deleting each reference to "and DSR LC Commitment".

          (jjj)  Section 9.14.1 is amended by (x) replacing the text in clause (a) with "Intentionally omitted." and (y) inserting "subject to Section 11.20" after "Proportionate Share" in the last sentence.

          (kkk)  Section 9.17 is amended by (x) inserting "and" at the end of clause (b) and (y) deleting clause (d).

          (lll)  Section 11.15 is amended by deleting "Substitute Project,".

          (mmm)  Section 11.20 is inserted as follows:

    "11.20 Subordination. (a) Each of the Tranche B Lenders agrees, for itself and each future holder of the Tranche B Obligations, that unless and until the Tranche A Obligations have been paid in full, the Tranche A Construction Loan Commitment has been terminated and all Primary Letters of Credit issued have been terminated or cash collateralized (in an amount up to 105% of the aggregate Stated Amounts thereof), without the express prior written consent of the Administrative Agent and each of the Tranche A Lenders, no Tranche B Lender will take, demand or receive from the Borrower, and the Borrower will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Tranche B Obligations, including, without limitation, any letter of credit or similar credit support facility to support payment of the Tranche B Obligations. The provisions of this Section 11.20 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Tranche A Obligations, and such provisions are made for the benefit of the holders of Tranche A Obligations, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

    (b) The expressions "prior payment in full," "payment in full," "paid in full" and any other similar terms or phrases when used in this Section 11.20 or with respect to the Tranche A Obligations shall mean the payment in full, in immediately available funds, of all of the Tranche A Obligations, the termination of all Commitments and the termination, or cash collateralization of any Primary Letters of Credit outstanding (in an amount up to 105% of the aggregate Stated Amounts thereof).

    (c) The Tranche B Lenders and the Borrower agree that if the Borrower or any of its Subsidiaries becomes subject to a Bankruptcy Event:

              (i)  unless each of the Tranche A Lenders agrees in writing otherwise, all Tranche A Obligations shall be paid in full before any direct or indirect payment or distribution from any assets of the Borrower, its Subsidiaries or NEG is made with respect to the Tranche B Obligations;

            (ii)  any direct or indirect payment or distribution of assets of the Borrower whether in cash, property or securities, to which any Tranche B Lender would be entitled with respect to Tranche B Obligations except for the provisions hereof, shall be paid or delivered by the Borrower, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such payment or distribution, directly to the Administrative Agent, for the account of the Tranche A Lenders, to the extent necessary to pay in full all Tranche A Obligations, before any payment or distribution shall be made to any Tranche B Lender; and

            (iii)  the Tranche A Lenders may file claims with respect to the Tranche B Obligations in any insolvency proceeding of the Borrower, any of its Subsidiaries or NEG if the Tranche B Lenders fail to file such claims fourteen days prior to the last date set for the filing of such claims.

    (d) If any direct or indirect payment or distribution (including, without limitation, a payment or distribution by or from NEG on account of the NEG Equity Guaranty or otherwise), whether consisting of money, property or securities, shall be collected or received by any Tranche B Lender in respect of the Tranche B Obligations, such Tranche B Lender forthwith shall deliver the same to the Administrative Agent for the account of the Tranche A Lenders, in the form received, duly indorsed to the Administrative Agent, if required, to be applied to the payment or prepayment of the Tranche A Obligations until the Tranche A Obligations are paid in full. Until so delivered, such payment or distribution shall be held in trust by such Tranche B Lender as the property of the Tranche A Lenders, segregated from other funds and property held by such Tranche B Lender.

    (e) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document and irrespective of (i) anything contained in any filing or agreement to which the Administrative Agent, any Tranche A Lender or any Tranche B Lender now or hereafter may be a party and (ii) the rules for determining priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, the subordination provisions under this Section 11.20 apply notwithstanding the fact that the security interests and Liens in the Collateral in favor of the Administrative Agent run to each of the GenHoldings Lenders.

    (f) Subject to the payment in full of the Tranche A Obligations, the Tranche B Lenders shall be subrogated to the extent of the payments made to the Tranche A Lenders pursuant to the provisions of this Section 11.20 to the rights of the Tranche A Lenders to receive payments or distributions of assets of the Borrower or NEG in respect of the Tranche A Obligations until the Tranche B Obligations shall be paid in full. For the purposes of such subrogation, payments or distributions to the Administrative Agent, for the account of the Tranche A Lenders, of any money, property or securities to which any Tranche B Lender would be entitled with respect to Tranche B Obligations except for the provisions of this Section 11.20 shall be deemed, as among the Borrower, NEG and their respective creditors other than the Tranche A Lenders and such Tranche B Lenders, to be a payment by the Borrower or NEG to or on account of Tranche B Obligations, it being understood that the provisions of this Section 11.20 are, and are intended solely, for the purpose of defining the relative rights of the Tranche B Lenders, on the one hand, and the Tranche A Lenders, on the other hand.

    (g) Notwithstanding anything to the contrary in this Section 11.20, the subordination provisions contained in this Section 11.20 are not applicable to any extensions of credit other than (x) the extensions of credit scheduled on Annex I and II to the Third Waiver and Amendment dated as of November 14, 2002 and (y) other extensions of credit, consented to by each of the Tranche B Lenders.

    (h) This Section 11.20 shall not be amended, supplemented, waived or otherwise modified without the consent of each of the GenHoldings Lenders.

    (i) Nothing contained in this Section 11.20 or elsewhere in this Agreement is intended to or shall impair, as between the Borrower and the Tranche B Lenders, the obligation of the Borrower, which is absolute and unconditional, to pay to the Tranche B Lenders the principal of and any interest on the Tranche B Obligations as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Tranche B Lenders and creditors of the Borrower other than the Tranche A Lenders, nor shall anything herein or therein prevent the Tranche B Lenders from exercising all remedies otherwise permitted by applicable law upon the occurrence of a Borrower Inchoate Default or Borrower Event of Default, subject to the rights, if any, under this Section 11.20 of the Tranche A Lenders in respect of cash, property or securities of the Borrower received upon the exercise of any such remedy."

          (nnn)  Exhibit A to the Credit Agreement is amended as follows:

              (i)  The definition of "Account Funds" is amended by deleting the proviso therein.

            (ii)  The definition of "Allocated Portion" is amended by replacing the text in clause (c) with "intentionally omitted."

            (iii)  The definition of "Available Construction Loan Commitment" is amended by replacing "Construction Loans" with "Tranche A Construction Loans".

            (iv)  The definition of "Available Working Capital/Project LC Commitment" is amended by inserting "(other than the Stated Amount of all Secondary Letters of Credit and related Project LC Loans and Reimbursement Obligations in all cases applicable to Tranche B Banks that are not Tranche A Banks)" after "Total Working Capital/Project LC Outstandings".

            (v)  The definition of "Bank Construction Loans" is amended and restated as follows:

            "Bank Construction Loans" means Bank Tranche A Construction Loans and Bank Tranche B Construction Loans."

            (vi)  The definition of "Base Rate Loans" is amended and restated as follows:

            "'Base Rate Loans' means, collectively, the Base Rate Construction Loans, the Base Rate Working Capital Loans and the Base Rate Project LC Loans."

          (vii)  The definition of "Borrower Permitted Liens" is amended by inserting at the end thereof (before the ".") ", which do not secure, in the aggregate, obligations that exceed $1,000,000".

          (viii)  The definition of "Borrower Permitted Debt" is amended by replacing the text in each of clauses (b) and (c) with "intentionally omitted".

            (ix)  The definition of "Commitment Fee" is amended and restated as follows:

            "'Commitment Fee' means the Construction Loan Commitment Fee or the Working Capital/Project LC Commitment, as applicable."

            (x)  The definition of "Commitments" is amended and restated as follows:

            "Commitments" means (a) with respect to each Lender Group, such Lender Group's Construction Loan Commitment, (b) with respect to each Bank, such Bank's Construction Loan Commitment and Working Capital/Project LC Commitment, (c) with respect to all Banks and all Lender Groups, the Total Construction Loan Commitment, and (d) with respect to all Banks, the Total Working Capital/Project LC Commitment.

            (xi)  The definition of "Committed Construction Loan Dollar Amount" is replaced with:

            "'Committed Tranche A Construction Loan Dollar Amount' means $75,000,000 plus any applicable Incremental Commitments."

            The definition of "Committed Working Capital/Project LC Dollar Amount" is amended and restated as follows:

            "'Committed Working Capital/Project LC Dollar Amount' means $33,591,900 plus any applicable Incremental Commitments."

          (xii)  The definition of "Construction Loan Availability Period" is amended and restated as follows:

            "'Construction Loan Availability Period' means the period commencing on November 15, 2002 and ending on the earlier of (i) the Last Completion Date and (ii) the Final Maturity Date."

          (xiii)  The definition of "Credit Agreement' is amended by inserting "(as amended, supplemented or otherwise modified from time to time)" after "March 15, 2002".

          (xiv)  The definition of Credit Documents is amended by inserting "(as each may be amended, supplemented or otherwise modified from time to time)" at the end thereof.

          (xv)  The definition of "Credit Event" is amended by replacing the text in clause (e) with "intentionally omitted."

          (xvi)  The definition of "DSR Required Balance" is amended by replacing "following the Amortization Commencement Date, calculated as of the Amortization Commencement Date;" with ", calculated as of the first date of such period;".

        (xvii)  The definition of "Final Maturity Date" is amended by replacing clause (b) with "(b) December 5, 2003."

        (xviii)  The definition of "Interest Period" is amended and restated as follows:

            "'Interest Period' means, with respect to any LIBOR Loan, one month which commences on the first day of such Loan or the effective date of any conversion, as the case may be, and ends on the last Banking Day of such month, provided that no single day shall be deemed to be a part of two consecutive Interest Periods."

          (xix)  The definition of "Intermediate Holding Company Permitted Liens" is amended by inserting at the end thereof (before the ".") ", which do not secure, in the aggregate, obligations that exceed $1,000,000".

          (xx)  The definition of "Letter of Credit" is amended and restated as follows:

            "'Letter of Credit' means any Project Letter of Credit."

          (xxi)  The definition of "Letter of Credit Loan" is amended and restated as follows:

            "'Letter of Credit Loan' means a Project LC Loan."

        (xxii)  The definition of "LIBOR Loans" is amended and restated as follows:

            "'LIBOR Loans' means, collectively, the LIBOR Construction Loans and the LIBOR Working Capital Loans."

        (xxiii)  The definition of "Loans" is amended and restated as follows:

            "'Loans' means, collectively, the Construction Loans, the Working Capital Loans and the Project LC Loans."

        (xxiv)  The definition of Notes" is amended and restated as follows:

            "'Notes' means, collectively, the Construction Loan Notes and the Working Capital/Project LC Notes."

        (xxv)  The definition of "Project Company Permitted Debt" is amended by replacing the text in clause (v) with "intentionally omitted".

        (xxvi)  The definition of "Project Company Permitted Liens" is amended by inserting at the end thereof (before the ".") ", which do not secure, in the aggregate, obligations that exceed $1,000,000".

      (xxvii)  The definition of "Proportionate Share" is amended and restated as follows:

            "'Proportionate Share' means (a) with respect to each Bank and each Lender Group (other than Hedge Banks), the percentage participation of such Bank or such Lender Group, as the case may be, in the Total Construction Loan Commitment, the aggregate principal amount of Tranche B Construction Loans outstanding or the Total Working Capital/Project LC Commitment (provided that with respect to Secondary Letters of Credit and Reimbursement Obligations and Project LC Loans related thereto, the Proportionate Shares shall be calculated based upon the Working Capital/Project LC Loan Commitments set forth for Tranche B Lenders in Exhibit I to this Agreement), as applicable, as set forth in Exhibit I to this Agreement (as amended or supplemented in accordance with the terms hereof), and (b) with respect to each Hedge Bank, the Proportionate Share that such Hedge Bank is deemed to have pursuant to Section 5.13.3 of this Agreement."

      (xxviii)  The definition of "Requisite Spark Spread" is amended by replacing "Amortization Commencement Date" with "Last Completion Date".

        (xxix)  The definition of "Total Commitment" is amended and restated as follows:

            "'Total Commitment' means the Total Construction Loan Commitment and the Total Working Capital/Project LC Commitment, as applicable."

          (xxx)  The following definitions are inserted in their proper alphabetical place:

            "'Bank Tranche A Construction Loan' is defined in Section 2.1.1(a)."

            "'Bank Tranche B Construction Loans' means Construction Loans made by Banks prior to November 14, 2002."

            "'Budgets' means the Borrower Budget, the Project Budgets and the Annual Operating Budget, all as revised from time to time in accordance with this Agreement."

            "'GenHoldings Lenders' means, collectively, all of the financial institutions party hereto including, without limitation, the Banks and the Lender Groups."

            "'Lender Group Construction Loans' means Lender Group Tranche A Construction Loans and Lender Group Tranche B Construction Loans."

            "'Lender Group Tranche A Construction Loan' is defined in Section 2.1.1(a)."

            "'Lender Group Tranche B Construction Loans' means Tranche B Construction Loans made by Tranche B Lender Groups prior to November 14, 2002."

            "'Majority LC Banks' means, on any date of determination, Banks having Proportionate Shares in the Project Letter of Credit at issue which in the aggregate exceed 50% on such date."

            "'Majority Tranche A Lenders' means Tranche A Banks and Tranche A Lender Groups holding greater than 50% of the Tranche A Obligations."

            "'Majority Tranche B Lenders' means Tranche B Banks and Tranche B Lender Groups holding greater than 50% of the Tranche B Obligations."

            "'Primary Letters of Credit' means Letters of Credit that are issued after November 14, 2002."

            "'Secondary Letters of Credit' means Letters of Credit that were issued on or before November 14, 2002."

            "'Tranche A Bank' means each Bank with a Tranche A Construction Loan Commitment."

            "'Tranche A Construction Loan Commitment' means, at any time with respect to (i) each Tranche A Bank, such Bank's Proportionate Share of the Total Construction Loan Commitment at such time, and (ii) each Tranche A Lender Group, such Lender Group's Proportionate Share of the Total Construction Loan Commitment at such time."

            "'Tranche A Construction Loans' means Bank Tranche A Construction Loans and Lender Group Tranche A Construction Loans."

            "'Tranche A Lender Group' means each Lender Group with a Tranche A Construction Loan Commitment."

            "'Tranche A Lenders' means the holders from time to time of the Tranche A Obligations."

            "'Tranche A Loans' means Tranche A Construction Loans, Working Capital Loans and Project LC Loans (and Reimbursement Obligations) on account of Primary Letters of Credit."

            "'Tranche A Obligations' means the collective reference to the unpaid principal of and interest on the Tranche A Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the LC Bank and the Tranche A Lenders in respect of the Tranche A Loans (including, without limitation, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Tranche A Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or any other Credit Document and any renewal, extension, restatement, refinancing or refunding thereof, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Tranche A Lenders in respect of the Tranche A Loans that are required to be paid by the Borrower pursuant to the terms of this Agreement)."

            "'Tranche B Bank' means a Bank that has made a Bank Tranche B Construction Loan."

            "'Tranche B Construction Loans' means Lender Group Tranche B Construction Loans and Bank Tranche B Construction Loans in an aggregate principal amount equal to

    $1,067,612,000.07, that were advanced by the Tranche B Lender Groups and Tranche B Banks prior to November 14, 2002, and remain outstanding."

            "'Tranche B Lender Groups' means each Lender Group that has made Lender Group Tranche B Construction Loans."

            "'Tranche B Lenders' means the holders from time to time of the Tranche B Obligations."

            "Tranche B Obligations' means the collective reference to the unpaid principal of and interest on the Tranche B Construction Loans and all other obligations and liabilities of the Borrower to the Tranche B Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with this Agreement, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel) to the Tranche B Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Credit Document."

        (xxxi)  The definitions of Amortization Commencement Date, Available DSR LC Commitment, Base Rate DSR LC Loan, Bank Group Construction Loan, Committed DSR LC Dollar Amount, Divestiture Proceeds, Divestiture Profits, DSR Letter of Credit, DSR LC Loan, DSR LC Loan Note, DSR LC Commitment, DSR Commitment Fee, Initial Committed Construction Loan Dollar Amount, Initial Committed Dollar Amounts, Initial Committed DSR LC Dollar Amount, Initial Committed Working Capital/Project LC Dollar Amount, Lender Group Construction Loan, LIBOR DSR LC Loan, Net Divestiture Proceeds, Replacement DSR Letter of Credit, Substitute Project, Total DSR LC Commitment and Total DSR LC Outstandings are deleted.

          (ooo)  Exhibit H to the Credit Agreement is hereby deleted.

          (ppp)  Exhibit I to the Credit Agreement is amended and restated in its entirety as set forth in Annex III hereto.

          (qqq)  Exhibit S to the Credit Agreement is amended and restated in its entirety as set forth on Annex IV hereto.

        SECTION 4.    Amendments to Depositary Agreement.    Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof and subject to the other terms and conditions hereof, the GenHoldings Lenders hereby agree to amend the Depositary Agreement as follows:

          (a)  Section 2.7 is amended by (x) deleting "and DSR Letter of Credit" from the heading and the first sentence and (y) replacing the text in clause (c) with "intentionally omitted."

          (b)  Section 4.1.2 is amended by (x) replacing "or Disbursement Project Event of Default" with ", Borrower Inchoate Default, Project Inchoate Default or Project Event of Default" in the fourth sentence and (y) inserting ", Borrower Inchoate Default, Project Inchoate Default or Project Event of Default" after "Borrower Event of Default" in the fifth sentence.

          (c)  Section 4.2.2 is amended by inserting ", Borrower Inchoate Default, Project Event of Default, or Project Inchoate Default" after "Borrower Event of Default" each time it appears.

          (d)  Section 4.3.2 is amended by (w) replacing the text of clause Fifth with "Intentionally omitted;", (x) inserting "and" at the end of clause Sixth, (y) replacing clauses Seventh and Eighth with the following clause Seventh:

    "Seventh, transfer to the Debt Service Reserve Account an amount of Account Funds sufficient to cause the amount of Account Funds in the Debt Service Reserve Account to equal to the then current DSR Required Balance" and

  (z)    by inserting ", Borrower Inchoate Default, Project Event of Default or Project Inchoate Default" after "Borrower Event of Default" each time it appears.

          (e)  Section 4.4.2 is amended by inserting ", Borrower Inchoate Default, Project Event of Default, Project Inchoate Default" after "Borrower Event of Default".

          (f)    Section 4.6.1 is amended by replacing clauses (a) and (c) as follows:

    "(a) On or prior to the DSR Start Date, the Borrower shall deliver, or cause to be delivered, to the Depositary Agent for credit to the Debt Service Reserve Account, immediately available funds in Dollars (other than funds that already constitute Collateral) in an amount not less than the DSR Required Balance as of the DSR Start Date."

    "(c) Intentionally omitted."

          (g)  Section 4.6.2 is amended and restated in its entirety as follows:

    "4.6.2 Disbursements from the Debt Service Reserve Account. Account Funds in the Debt Service Reserve Account shall be used only to pay Scheduled Debt Service (other than amounts described in clause (e) of the definition of Scheduled Debt Service). If on any Scheduled Payment Date there are not sufficient Account Funds in the Debt Payment Account to pay the Scheduled Debt Service (other than amounts described in clause (e) of the definition of Scheduled Debt Service) due and payable on such Scheduled Payment Date (after giving effect to transfers from the Post-Completion Revenue Account to the Debt Payment Account on such Scheduled Payment Date), the Administrative Agent shall direct the Depositary Agent to transfer Account Funds from the Debt Service Reserve Account to the Debt Payment Account in an amount sufficient to make up the deficiency in the Debt Payment Account. If at any time the amount of Account Funds in the Debt Service Reserve Account exceeds the then current DSR Required Balance, the Administrative Agent shall direct the Depositary Agent to transfer an amount of Account Funds equal to such excess from the Debt Service Reserve Account to the Post-Completion Revenue Account. Account Funds in the Debt Service Reserve Account that are not disbursed in accordance with this Section 4.6.2 shall remain in the Debt Service Reserve Account."

          (h)  Section 4.6.3 is amended by replacing the text with "Intentionally omitted."

          (i)    Section 4.7 is amended by replacing the text with "Intentionally omitted."

          (j)    Section 4.8.1(a) is amended by (x) inserting "and" at the end of clause (iv), (y) replacing "; and" at the end of clause (v) with "." and (z) deleting clause (vi).

          (k)  Section 4.8.2 is amended by

            (x)  replacing the text in clauses (a), (b) and (d) as follows:

    "(a) Casualty Insurance Proceeds. The Borrower shall be required to use all Casualty Insurance Proceeds to prepay Loans and, promptly upon the deposit of any Casualty Insurance Proceeds into the Loss Proceeds Account, the Administrative Agent shall direct the Depositary Agent to (i) transfer such Casualty Insurance Proceeds to the Administrative Agent for application to the prepayment of Loans in accordance with Section 2.1.8 of the Credit Agreement, or (ii) if requested by the Borrower pursuant to the second sentence of Section 2.1.8 of the Credit Agreement, transfer such Casualty Insurance Proceeds to the Prepayment Account."

    "(b) Condemnation Proceeds. The Borrower shall be required to use all Condemnation Proceeds to prepay Loans and, promptly upon the deposit of any Condemnation Proceeds into the Loss Proceeds Account, the Administrative Agent shall direct the Depositary Agent to (i) transfer such Condemnation Proceeds to the Administrative Agent for application to the prepayment of Loans in accordance with Section 2.1.8 of the Credit Agreement, or (ii) if requested by the Borrower pursuant to the second sentence of Section 2.1.8 of the Credit Agreement, transfer such Condemnation Proceeds to the Prepayment Account."

    "(d) Other Proceeds. The Borrower shall be required to use all Other Proceeds to prepay Loans and, promptly upon the deposit of any Other Proceeds into the Loss Proceeds Account, the Administrative Agent shall direct the Depositary Agent to (i) transfer such Other Proceeds to the Administrative Agent for application to the prepayment of Loans in accordance with Section 2.1.8 of the Credit Agreement, or (ii) if requested by the Borrower pursuant to the second sentence of Section 2.1.8 of the Credit Agreement, transfer such Other Proceeds to the Prepayment Account." and

            (y)  deleting clause (f).

          (l)    Section 6.4 is amended by (x) deleting ", draws on the DSR Letter of Credit", (y) inserting "or" after "other application of cash," and (z) deleting "or the proceeds of draws of the DSR Letter of Credit".

        SECTION 5.    Amendment to Project Company Guarantees; Amendment to Bechtel Escrow Agreement.

          (a)  Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof and subject to the other terms and conditions hereof, the GenHoldings Lenders hereby agree to amend Section 5.15.1 of each of the Project Company Guarantees by adding the following sentence at the end thereof: "Notwithstanding anything in this Section 5.15.1 of this Guaranty to the contrary, Guarantor may enter into a Change Order at any time with the prior consent of the Administrative Agent, so long as such Change Order does not exceed $100,000 and all such Change Orders permitted under this sentence do not exceed $1,000,000 in the aggregate."

          (b)  Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof, the GenHoldings Lenders hereby agree to amend the definition of "Permitted Change Order" in each of the Project Company Guarantees by replacing clause (4) with "(4) after giving effect to such Change Order, Project Costs for the Project are within the Budgeted construction costs (including Contingency) contained in the current Project Budget for the Project."

          (c)  Subject to the satisfaction of the conditions precedent set forth in Section 6 hereof, the GenHoldings Lenders hereby agree to an amendment to the escrow agreement established pursuant to the Athens Project EPC Contract, to increase the required escrow balance in a manner consistent with approved Change Orders.

        SECTION 6.    Conditions Precedent to Effectiveness of Agreement.    (a) This Agreement shall not be effective unless and until the date when each of the following conditions shall have been satisfied or waived in the sole discretion of the Administrative Agent:

              (i)  the Administrative Agent shall have received and delivered to the Borrower counterparts of this Agreement duly executed by the Borrower, NEG and each of the GenHoldings Lenders;

            (ii)  the Administrative Agent shall have received (x) the Project Company Acknowledgment set forth at the end hereof executed by each Project Company and (y) the Intermediate Holding Company Acknowledgement set forth at the end hereof executed by each Intermediate Holding Company;

            (iii)  to the extent requested by the Administrative Agent, the Borrower shall have (x) terminated, or shall have caused the termination of, outstanding agreements between the Project Companies and PGET, on mutually agreeable terms and conditions and (y) agreed to cooperate in a transition to a third-party power purchaser;

            (iv)  the Administrative Agent shall have received in cash, all accrued fees of the Administrative Agent's legal counsel, advisors and professionals (limited to Luskin, Stern & Eisler LLP, Latham & Watkins, Sullivan & Cromwell, one local real estate counsel in each of Arizona, Michigan and Massachusetts, FTI Consulting, PA Consulting Group, R.W. Beck, Pace Energy Consulting Group LLC, and The Blackstone Group L.P. (other than any success fee));

            (v)  the Administrative Agent shall have received in cash, (x) for the account of the Tranche A Lenders, interest (as otherwise required under the Credit Agreement) for the period from the date hereof through December 24, 2002 on the Maximum Tranche A Construction Loan Amount and (y) for the account of the Tranche A Banks, Letter of Credit Fees (as calculated under Section 2.4.4 of the Credit Agreement) in advance on the Maximum Primary LC Amount (provided that such Letter of Credit Fees shall be deposited with the Security Agent in accordance with Section 11(b) hereof);

            (vi)  the Administrative Agent shall have received in cash for its own account, the fee set forth in the Fee Letter dated the date hereof, between the Borrower and the Administrative Agent;

          (vii)  the Administrative Agent shall have received a revised Borrower Budget, revised Project Budgets (for each Project Company) and revised Annual Operating Budgets (for each Project Company) all in form and substance acceptable to the Administrative Agent and the GenHoldings Lenders (in their sole discretion);

          (viii)  the Administrative Agent shall have received in cash, for the account of the Tranche A Banks, in their Proportionate Shares, an upfront fee in the amount of 3% of the sum of (x) the Maximum Tranche A Loan Amount plus (y) the Maximum Primary LC Amount;

            (ix)  the Borrower shall have delivered to the Administrative Agent such other documents as the Administrative Agent shall have reasonably requested;

            (x)  there shall be no pending or, to the knowledge of the Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement and the other documents and agreements executed or delivered in connection herewith or (ii) which affects or could reasonably be expected to affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Credit Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action either (x) was disclosed in writing to the GenHoldings Lenders prior to the effectiveness of the Credit Agreement (or any amendment thereto) or (y) could not reasonably be expected to cause a material adverse effect on the Borrower's business; and

            (xi)  after the effectiveness hereof, no Borrower Inchoate Default, Borrower Event of Default, Project Inchoate Default, Project Event of Default or Waiver Default, shall have occurred and be continuing on the date hereof (other than the Existing Defaults).

          (b)  The payments required to be made pursuant to clause (iv) of Section 6(a) hereof shall be made by a Person other than the Borrower or any of its Subsidiaries.

        SECTION 7.    Representations and Warranties.    The Borrower hereby represents and warrants to the Administrative Agent and to the Lenders as follows:

          (a)  The Recitals in this Agreement are true and correct in all respects.

          (b)  All representations and warranties of the Borrower in the Credit Agreement and of each of the Borrower and the other Credit Parties in the other Credit Documents to which it is a party are incorporated herein in full by this reference and are true and correct in all material respects as of the date hereof other than (x) such representations and warranties that expressly relate solely to an earlier date, in which case, they are true and correct as of such earlier date and (y) the representation and warranty contained in Section 4.6 of the Credit Agreement, to the extent of the Existing Defaults.

          (c)  After the effectiveness hereof, no Borrower Inchoate Default, Borrower Event of Default, Project Inchoate Default or Project Event of Default, shall have occurred and be continuing.

          (d)  Each of the Borrower and the other Credit Parties has the power and has been duly authorized by all requisite action, to execute and deliver this Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party. This Agreement has been duly executed by the Borrower and the other documents and agreements executed and delivered in connection herewith to which the Borrower or any Credit Party is a party have been duly executed and delivered by each of the Borrower and the other Credit Parties.

          (e)  This Agreement is the legal, valid and binding obligation of the Borrower and the other documents and agreements executed or delivered in connection herewith to which the Borrower or any of the other Credit Parties is a party are the legal, valid and binding obligations of the Borrower and the other Credit Parties, in each case enforceable against each of the Borrower and the other Credit Parties in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally.

          (f)    The execution, delivery and performance of this Agreement and the other documents and agreements executed and delivered in connection herewith does not and will not (i) violate any law, rule, regulation or court order to which any of the Borrower or the other Credit Parties is subject; (ii) conflict with or result in a breach of the certificate of formation or bylaws or Operating Agreement or Partnership Agreement of the Borrower or any of the other Credit Parties or any other agreement or instrument to which it is party or by which any of the properties or assets of the Borrower or any of the other Credit Parties are bound; or (iii) result in the creation or imposition of any Lien, security interest or encumbrance on any property or asset of the Borrower or any of the other Credit Parties or Liens permitted under the Credit Agreement, whether now owned or hereafter acquired, other than Liens in favor of the Administrative Agent or Liens permitted under the Credit Agreement.

          (g)  No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of (i) this Agreement by the Borrower or (ii) the other documents or agreements executed or delivered in connection herewith to which any of the Borrower or the other Credit Parties is party, or the consummation of the transactions contemplated hereby or thereby, or the continuing operations of any of the Borrower or the other Credit Parties following the consummation of such transactions.

          (h)  (i) As of the date hereof: (A) the aggregate outstanding principal amount of (I) Construction Loans is $1,067,612,000.07, (II) Working Capital Loans is $0 and (III) Project LC Loans is $0; (B) the aggregate undrawn face amount of Project Letters of Credit is $3,591,900.00; and (C) the Available Equity Commitment is $354,720,386.00. Interest and fees have accrued on the Loans and Project Letters of Credit as provided in the Credit Agreement. As of and on the date hereof, the obligation of the Borrower and the other Credit Parties to repay the Loans and the other Obligations, together with all interest and fees accrued thereon, is absolute and unconditional, and there exists no right of set off or recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations.

            (ii)  As of the date hereof, the liability of NEG under: (A) the NEG Equity Guaranty is in an amount not less than $354,720,386.00; and (B) the NEG EPC Guarantees and the Other NEG Support Agreements is in an unliquidated amount, in each case, without any right of set off or recoupment, counterclaim or defense of any nature whatsoever.

        SECTION 8.    NEG Obligations.    NEG hereby:

          (a)  as the equity guarantor under the NEG Equity Guaranty (along with the Borrower, and each of the Borrower's Subsidiaries as a guarantor or a pledgor), agrees to cooperate with any reasonable proposal by the Administrative Agent regarding disposition of the equity in or assets of any or all of the Project Companies;

          (b)  agrees to continue to manage (in cooperation with the Borrower) the construction of the Projects and to operate the Millennium Project and upon Completion, to operate any other Project (on mutually agreeable terms and conditions) until requested otherwise by the Administrative Agent and, if requested otherwise, to cooperate in a transition to a third-party management company with respect to each operation;

          (c)  agrees to cooperate, and cause its Subsidiaries to cooperate, in all respects with the consultants and advisors engaged by the Administrative Agent (including, without limitation, FTI Consulting, PA Consulting Group, R.W. Beck, Pace Energy Consulting Group LLC, and The Blackstone Group L.P. and all attorneys engaged by the Administrative Agent);

          (d)  agrees to reimburse, or cause the reimbursement of, the Administrative Agent for all reasonable costs, fees and expenses of counsel, consultants and other professionals (limited to Luskin, Stern & Eisler LLP, Latham & Watkins, Sullivan & Cromwell, FTI Consulting, The Blackstone Group L.P. (other than any success fee), PA Consulting Group, Pace Energy Consulting Group LLC, R.W. Beck and one local real estate counsel in each of Massachusetts, Arizona and Michigan) engaged by or on behalf of the Administrative Agent;

          (e)  notwithstanding the terms of this Agreement, reaffirms and acknowledges all of its obligations under each of the Operative Documents to which is it a party (including, without limitation, the NEG Equity Guaranty, the NEG EPC Guarantees and the Other NEG Support Agreements) to the extent such obligations relate to the period during which NEG has a beneficial ownership interest in any of the Projects;

          (f)    agrees that in the event of a filing of a petition for bankruptcy by or against the Borrower or any of its Subsidiaries, it shall cooperate with the efforts of the Borrower and its Subsidiaries to ensure that all Tranche A Construction Loans, all Working Capital Loans, all Primary Letters of Credit and all other extensions of credit made by the GenHoldings Lenders to the Borrower on or after October 25, 2002, shall be (x) repaid (or cash collateralized) with the proceeds of a debtor-in-possession financing (a "DIP Facility") or (y) "rolled up" into the DIP facility and given the same priority and collateral as the DIP Facility;

          (g)  agrees that, if it shall pay any interest, fees or expenses to any of its creditors for any period of time, it shall pay interest, fees or expenses, as the case may be, to the GenHoldings Lenders for the same period in connection with extensions of credit made by the GenHoldings Lenders on and after October 25, 2002 (so long as NEG shall not have made a payment under the Available Equity Commitment); and

          (h)  agrees that as of the date hereof, its liability under: (i) the NEG Equity Guaranty is in an amount not less than $354,720,386.00; and (ii) the NEG EPC Guarantees and the Other NEG Support Agreements is in an unliquidated amount, in each case, without any right of set off or recoupment, counterclaim or defense of any nature whatsoever.

        SECTION 9.    Effect and Construction of Agreement.

          (a)  Except as expressly provided herein, the Credit Agreement and the other Credit Documents shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to:

              (i)  impair the validity, perfection or priority of any Lien or security interest securing the Obligations;

            (ii)  waive or impair any rights, powers or remedies of the Administrative Agent or any GenHoldings Lender under the Credit Agreement or any other Credit Document upon the occurrence of the Waiver Expiration Date or otherwise, with respect to the Existing Defaults or otherwise;

            (iii)  constitute an agreement by the Administrative Agent or any GenHoldings Lender or require the Administrative Agent or any GenHoldings Lender to extend the Waiver Expiration Date, or grant additional waivers or waiver periods, or extend the term of the Credit Agreement or the time for payment of any of the Obligations; or

            (iv)  require any GenHoldings Lender to make any Loans, issue any Letters of Credit, or provide other extensions of credit to the Borrower except as set forth herein.

          (b)  This Agreement shall constitute a Credit Document.

          (c)  The occurrence of the Waiver Expiration Date shall be a Borrower Event of Default with no grace period.

          (d)  The delivery by the Administrative Agent to the Borrower of notice of a Waiver Default shall constitute a Borrower Event of Default with no grace period.

          (e)  In the event of any inconsistency between the terms of this Agreement and the Credit Agreement or any of the other Credit Documents, this Agreement shall govern. The Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part hereof to be drafted.

        SECTION 10.    Reference to and Effect on the Loan Documents.    Upon the effectiveness hereof, each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof" or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the Credit Agreement, "thereunder," "thereof" or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified hereby.

        SECTION 11.    Miscellaneous.

          (a)  Notwithstanding anything in the Credit Documents to the contrary, the proceeds of all Loans shall be used in accordance with the terms of the Credit Agreement and the other Credit Documents as modified hereby and by the documents executed in connection herewith, provided that proceeds of any Loans shall not be used (i) to repay any equity holder (direct or indirect) of the Borrower for any Cash Equity Contribution or otherwise or (ii) to make any investments, loans, advances or distributions to any equity holder (direct or indirect) of the Borrower.

          (b)  Letter of Credit Fees received by the Administrative Agent under Section 6(a)(v) hereof shall promptly be deposited with the Security Agent in a segregated account (the "LC Fee Account") separate and apart from all of the Accounts under the Depositary Agreement. Such Letter of Credit Fees allocable to Primary Letters of Credit shall be disbursed by the Security Agent to the applicable Tranche A Banks on December 24, 2002 (notwithstanding the occurrence and continuance of any Borrower Event of Default, Borrower Inchoate Default, Project Inchoate Default or Project Event of Default (including, without limitation, the Existing Defaults)). Any amounts in the LC Fee Account in excess of such Letter of Credit Fees paid to the Tranche A Banks on December 24, 2002, shall be disbursed (on December 24, 2002) to the Tranche A Lenders in their Proportionate Shares, and applied as a repayment of Tranche A Construction Loans outstanding on such date (notwithstanding the occurrence and continuance of any Borrower Event of Default, Borrower Inchoate Default, Project Inchoate Default or Project Event of Default (including, without limitation, the Existing Defaults)).

          (c)  Notwithstanding anything in the Credit Documents to the contrary, Annex I and Annex II hereto may not be amended, supplemented or modified in any way without the prior written consent of each of the GenHoldings Lenders.

          (d)  The Borrower covenants and agrees that any construction management company and any operations and maintenance management company engaged by (or on behalf of) any of the Project Companies shall be acceptable (and subject to engagement agreements) acceptable to the Administrative Agent and each of the GenHoldings Lenders in their sole discretion.

          (e)  In addition to, and not in limitation of, the terms and provisions of the Credit Agreement, the Borrower covenants and agrees that, so long as any Commitment, any Loan or any Letter of Credit is outstanding and thereafter until satisfaction and payment in cash in full of the Obligations, and to the extent there are funds available for such purpose (if applicable), it shall comply and shall cause each of its Subsidiaries to comply with all covenants in this Agreement, the Credit Agreement and each of the other Credit Documents.

          (f)    The Borrower agrees to execute (and to cause each of the other Credit Parties to execute) such other and further documents and instruments as the Administrative Agent may request to implement the provisions of this Agreement.

          (g)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No other person or entity shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third-party beneficiary of this Agreement.

          (h)  This Agreement, together with the Credit Agreement and the other Credit Documents, constitutes the entire agreement and understanding among the parties relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings relating to such subject matter. In entering into this Agreement, the Borrower acknowledges that it is not relying on any statement, representation, warranty, covenant or agreement of any kind made by the Administrative Agent, any GenHoldings Lender, or any employee, agent or professional of the Administrative Agent or any GenHoldings Lender, except for the express written agreements of the Administrative Agent and the GenHoldings Lenders set forth herein.

          (i)    The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

          (j)    This Agreement may be executed in counterparts and by any party to this Agreement on separate counterparts, all of which, when so executed, shall be deemed an original, but all of such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be, and effective as, an original signature hereto.

          (k)  Any notices with respect to this Agreement shall be given in the manner provided for in Section 11.1 of the Credit Agreement.

          (l)    All representations, warranties, covenants, agreements, undertakings, waivers and releases of the Borrower contained herein shall survive the occurrence of the Waiver Expiration Date and payment in full of the Obligations under the Credit Agreement.

          (m)  No amendment, modification, rescission, waiver or release of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the parties hereto.

          (n)  Any fees payable hereunder or in connection herewith (including, without limitation, under Section 6(a) hereof) shall be non-refundable and fully earned when paid.

        SECTION 12.    RELEASE OF CLAIMS.    EACH OF NEG AND THE BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT IT DOES NOT HAVE ANY DEFENSES, COUNTERCLAIMS, OFFSETS, CROSS-COMPLAINTS, CLAIMS OR DEMANDS OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF LIABILITY OF THE BORROWER TO REPAY THE GENHOLDINGS LENDERS AS PROVIDED IN THE CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM THE ADMINISTRATIVE AGENT OR ANY GENHOLDINGS LENDER. EACH OF NEG AND THE BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE ADMINISTRATIVE AGENT AND THE GENHOLDINGS LENDERS, AND THE ADMINISTRATIVE AGENT'S AND EACH GENHOLDINGS LENDER'S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, OR EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AGREEMENT IS EXECUTED BY THE BORROWER, WHICH EITHER NEG OR THE BORROWER MAY NOW OR HEREAFTER HAVE AGAINST THE ADMINISTRATIVE AGENT OR ANY GENHOLDINGS LENDER IN THEIR CAPACITIES AS SUCH, AND THE ADMINISTRATIVE AGENT'S OR ANY GENHOLDINGS LENDER'S PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, IN THEIR CAPACITIES AS SUCH, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER CREDIT DOCUMENTS, AND NEGOTIATION AND EXECUTION OF THIS AGREEMENT.

        SECTION 13.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.    The governing law, jurisdictional, venue, service of process and jury trial waiver provisions set forth in Sections 11.6, 11.14 and 11.15 of the Credit Agreement shall apply to any suit, action or proceeding related to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:
GENHOLDINGS I, LLC, as Borrower (for itself and as agent under the Depositary Agreement for each Approved Project Company and each Approved Intermediate Holding Company)
By:
Name: Title:
ACKNOWLEDGED AND AGREED:
PG&E NATIONAL ENERGY GROUP, INC.
By:
Name: Title:

Additional signature pages omitted

[INTERMEDIATE HOLDING COMPANY ACKNOWLEDGEMENT TO
THIRD WAIVER AND AMENDMENT]

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  Exhibit 10.13